EXHIBIT 99.7

CONSENT OF NELSON C. RISING

     Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this registration statement on Form S-4 of ProLogis, and any amendments thereto, as a person to become a member of ProLogis’ board of trustees effective as of the effective time of the merger described in this registration statement.

     Dated: July 13, 2005

/s/ Nelson C. Rising

Nelson C. Rising